Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR IMMEDIATE RELEASE

Contact:	Shaun Williams
Chief Financial Officer
Omni Financial Services, Inc.
678-244-6335

Omni Financial Services Receives Nasdaq Notice of Non-Compliance

ATLANTA—July 3, 2008 -- Omni Financial Services, Inc. (NASDAQ: OFSI) (the “Company”), the bank holding company for Omni National Bank, today announced that on July 2, 2008, the Company received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market (the “Staff”) notifying the Company that it fails to comply with Nasdaq’s minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4450(a)(5) (the “Rule”), which requires companies to maintain a minimum  closing bid price of $1.00 per share.

In accordance with Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until December 29, 2008, to regain compliance.  If, at anytime before December 29, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Staff will provide written notification to the Company that it has achieved compliance with the Rule.  If the Company does not regain compliance with the Rule by December 29, 2008, the company’s common stock is subject to delisting.  At that time, the Company may appeal the Staff’s determination to delist its securities to a Listing Qualifications Panel.

About Omni
Omni Financial Services, Inc. is a bank holding company headquartered in Atlanta, Georgia. Omni Financial Services, Inc. provides a full range of banking and related services through its wholly owned subsidiary, Omni National Bank, a national bank headquartered in Atlanta, Georgia. Omni has one full service banking location in Atlanta, one in Dalton, Georgia, four in North Carolina, one in Chicago, Illinois, one in Dallas, Texas, one in Houston, Texas and one in Tampa, Florida. In addition, Omni has loan production offices in Charlotte, North Carolina, Birmingham, Alabama, and Philadelphia, Pennsylvania. Omni provides traditional lending and deposit gathering capabilities, as well as a broad array of financial products and services, including specialized services such as community redevelopment lending, small business lending and equipment leasing, warehouse lending, and asset-based lending. Omni Financial Services, Inc.'s common stock is traded on the Nasdaq Global Market under the ticker symbol "OFSI." Additional information about Omni National Bank is available on its website at www.onb.com

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